CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”), is made and entered into as of the 2nd day of August 2010, between Emclaire Financial Corp., a Pennsylvania-chartered bank holding company (the “Corporation”), the Farmers National Bank of Emlenton, a national banking association (the “Bank”) and Matthew J. Lucco (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed as a Senior Vice President of the Corporation and the Bank (the Corporation and the Bank are referred to together herein as the “Employers”);

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of compensation paid to the Executive by the Employers or any subsidiary thereof and included in the Executive’s gross income for tax purposes and any income earned and deferred by the Executive pursuant to any plan or arrangement of the Employers during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the Date of Termination occurs.

(b)           Cause. Termination by the Employers of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employers.

(c)          Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)          Code. Code shall mean the Internal Revenue Code of 1986, as amended.

(e)          Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)           Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)          Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change of Control based on:

(i) any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement, including a material change in the Executive’s principal place of employment or the imposition of any requirement that the Executive spend more than ninety (90) business days per year at a location other than such principal place of employment;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Corporation shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation received the written notice from the Executive.  If the Corporation remedies the condition within such thirty (30) cure period, then no Good Reason shall be deemed to exist with respect to such condition.

(h)          IRS. IRS shall mean the Internal Revenue Service.

(i)           Notice of Termination. Any purported termination of the Executive’s employment by the Employers for Cause, Disability or Retirement or by the Executive for Good Reason shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.

(j)           Retirement. “Retirement” shall mean voluntary termination by the Executive upon reaching [age 65.]

2.           Term of Agreement.   The term of this Agreement shall be for two years, commencing as of August 2, 2010 (the “Start Date”).  Commencing on the first anniversary of the Start Date, the term of this Agreement shall extend for an additional year on each annual anniversary of the Start Date of this Agreement until such time as the Boards of Directors of the Employers or the Executive give notice in accordance with the terms of Section 8 hereof of their or his election, respectively, not to extend the term of this Agreement.  Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such anniversary date.  If any party gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term.  The Boards of Directors of the Employers will review this Agreement and the Executive=s performance annually for purposes of determining whether to extend this Agreement.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

3.           Benefits Upon Termination. If the Executive’s employment by the Employers shall be terminated within twenty four (24) months subsequent to a Change in Control by (i) the Employers other than for Cause, Disability, Retirement or as a result of the Executive’s death, or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3 hereof, if applicable:

(a)           pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to two (2) times the Executive’s Annual Compensation; and

(b)           maintain and provide for a period ending at the earlier of (i) twenty-four (24) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employers), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (b) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.  If the provision of any of the benefits covered by this Section 3(b) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.

4.           Limitation of Benefits under Certain Circumstances.   If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 3 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 3 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 3 hereof, or a reduction in the payments and benefits specified in Section 3 below zero.

5.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 3(b) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

6.           Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

7.           Assignability. The Employers may assign this Agreement and their rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Farmers National Bank of Emlenton
612 Main Street
Emlenton, Pennsylvania 16373

To the Corporation:	Secretary
Emclaire Financial Corp.
612 Main Street
Emlenton, Pennsylvania 16373

To the Executive:	Matthew J. Lucco
105 Vista Drive
Slippery Rock, PA 16057

9.           Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

10.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

11.         Nature of Employment and Obligations.

(a)           Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)           Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

12.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.         Regulatory Actions.  The following provisions shall be applicable to the parties or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 3 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

16.         Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

17.         Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

18.         Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.  The Employers shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Employers or the Executive, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA.

19.         Compliance with the Troubled Asset Relief Program (“TARP”)

(i)
Notwithstanding any provision to the contrary herein, during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the TARP Capital Purchase Program (“CPP”) (excluding any period in which the Federal Government only holds warrants to purchase common stock of the corporation), Executive will not receive and will not be entitled to receive any payment or compensation pursuant to this Agreement if the receipt of such payment or compensation alone or when added to any other payment or compensation received or to be received by Executive from the corporation would cause Executive to receive a “golden parachute payment” within the meaning of Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by Section 7001 of the American Recovery and reinvestment Act of 2009 (the “ARRA”) or any of the rules and regulations promulgated thereunder.  The Corporation and the Bank shall retain the exclusive and final authority, without the consent of Executive, to cancel, reduce or otherwise eliminate any compensation or other payments pursuant to this Agreement, including without limitation any payments pursuant to Section 3 hereof, so as to comply with such laws.  Any compensation or other payments required to be canceled, reduced or eliminated pursuant to this Section, will be forfeited by Executive and he shall not be entitled to or have any claim against the Bank to receive such payments at any time.

(ii)
Notwithstanding any provision to the contrary herein, Executive shall make prompt and immediate repayment to the bank of the full amount of any payment made or credited to Executive under this Agreement during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the CPP (excluding any period in which the Federal Governments only holds warrants to purchase common stock of the corporation), if such compensation or other payment(s) are determined at any time by the Corporation and/or the Bank or their federal bank regulator to have been compensation or payments that are incentive, retention or bonus compensation that is not permitted by EESA, as amended by ARRA or the rules and regulations promulgated thereunder.  The Corporation shall retain the exclusive and final authority as to all such determinations under this subparagraph (ii), so as to ensure compliance with applicable requirements of EESA, as amended by ARRA and the rules and regulations promulgated thereunder, as then in effect.  Any compensation or other payments returned to the Corporation or the Bank pursuant to the preceding sentence shall be forfeited by Executive and he shall not be entitled to or have any claim against the Corporation and/or the Bank for repayment or return of any such amounts at any time.

20.         Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, including without limitation any prior change in control agreement between the Employers and the Executive, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	EMCLAIRE FINANCIAL CORP.

/s/Amanda L. Engles	By:	/s/William C. Marsh
William C. Marsh
Chairman, President and CEO

FARMERS NATIONAL BANK OF EMLENTON

	By:	/s/William C. Marsh
William C. Marsh
President and CEO

EXECUTIVE

	By:	/s/Matthew J. Lucco
Matthew J. Lucco